Exhibit 99.1

EDITORIAL CONTACT:                                                                                                   PRGP05015

Amy Flores

+1 650 752 5303

amy_flores@agilent.com

Agilent Technologies Names David Cooper As Senior Vice President,

Finance, and Treasurer

PALO ALTO, Calif., May 3, 2005 — Agilent Technologies Inc. (NYSE: A) has appointed David Cooper senior vice president, finance, and treasurer, a newly created position. Cooper will report to Adrian Dillon, Agilent’s chief financial officer and executive vice president of finance and administration. He will have overall responsibility for Agilent’s controller, tax, audit and treasury organizations, as well as customer contracts.

Cooper, who has 27 years of finance and business leadership experience, was most recently the CFO of QRS Corp., a collaborative services and software provider. Prior to that he was CFO of Avantgo Inc., a mobile software developer, and prior to Avantgo he was CFO of Powerbar Inc., the energy food products manufacturer. Cooper has served as executive vice president and CFO at both Edison Brothers Stores Inc. and Del Monte Fresh Produce Co., and in treasury roles at Dole Food Co.

“I am delighted to welcome David to Agilent,” said Dillon. “His broad experience in finance and treasury will be a great asset to our company, and I am confident that his contributions will extend beyond these organizations.”

Cooper, 49, holds a bachelor’s degree in economics from Yale University and an MBA from New York University.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global technology leader in communications, electronics, life sciences and chemical analysis. The company’s 28,000 employees serve customers in more than 110 countries. Agilent had net revenue of $7.2 billion in fiscal year 2004. Information about Agilent is available on the Web at www.agilent.com

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